Exhibit 99.1

United Announces Move to Nasdaq

Transfer expected to take effect September 7; Ticker symbol to remain UAL

Chicago, Aug. 24, 2018 — United Continental Holdings, Inc. (UAL), the parent company of United Airlines, Inc., today announced that it is transferring its stock exchange listing to The Nasdaq Global Select Market from The New York Stock Exchange. UAL expects its common stock to begin trading on the Nasdaq Global Select Market on Sept. 7, 2018, and will continue to be listed under the ticker symbol “UAL”.

“We look forward to our future partnership with Nasdaq. Their highly respected trading platform and marketing initiatives offer the most cost-effective listing alternative and support our work to deliver on our cost targets,” said Gerry Laderman, EVP and CFO of UAL.

About United

United Airlines and United Express operate approximately 4,600 flights a day to 357 airports across five continents. In 2017, United and United Express operated more than 1.6 million flights carrying more than 148 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, Newark/New York, San Francisco and Washington, D.C. United operates 757 mainline aircraft and the airline’s United Express carriers operate 551 regional aircraft. The airline is a founding member of Star Alliance, which provides service to 193 countries via 28 member airlines. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol “UAL”.

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